UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 3, 2006

Date of Report (Date of earliest event reported)

BIOLASE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 Cromwell

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 361-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 3, 2006 Biolase Technology Inc. (“Biolase” or the “Company”) entered into a Separation Agreement and Release (the “Separation Agreement”) with Robert E. Grant (“Grant”), the former President, Chief Executive Officer and Acting Chairman of the Board of Biolase.

Pursuant to the Separation Agreement, Grant agreed to forfeit all right, title and interest in and to a portion of his fully vested Biolase stock options (the “Options”) and to provide the Company with a general release of claims against the Company. In exchange for the forfeiture and general release, the Company agreed to terminate that certain Resale Restriction Agreement, dated December 16, 2005, between Grant and Biolase (the “Resale Restriction Agreement”), which terminated the resale restrictions that would have otherwise applied to Grant’s remaining options, and to provide Grant with a general release of claims.

The preceding description is not complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement

In connection with the Separation Agreement described above in Item 1.01, the Company agreed to terminate the Resale Restriction Agreement. The Resale Restriction Agreement limited Grant’s ability to sell certain shares that were issuable upon exercise of his Biolase options.

The preceding description is not complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and the Resale Restriction Agreement, the form of which was filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 22, 2005.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.1	Separation Agreement and Release, dated as of July 3, 2006, between Biolase Technology, Inc. and Robert E. Grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLASE TECHNOLOGY, INC.

Date: July 10, 2006	By:	/s/ Richard L. Harrison
Richard L. Harrison Executive Vice President, Chief Financial Officer & Secretary